THOMPSON HINE

Atlanta|Cincinnati|Cleveland|Columbus|Dayton|New York|Washington, D.C.


April 29, 2013


Advance Capital I, Inc.
One Towne Square
Suite 444
Southfield, Michigan  48076


Re:  Advance Capital I, Inc. - File Nos. 033-13754 and 811-05127


Gentlemen:
     A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 42 to the Advance Capital I, Inc. Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 44 under the Securities Act of 1933 (Amendment No. 44 under the Investment Company Act of 1940) (the "Amendment") and consent to all references to us in the Amendment.


Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP




THOMPSON HINE LLP    41 South High Street        www.ThompsonHine.com
Attorneys at Law     Suite 1700                  Phone 614.469.3200
                     Columbus, Ohio 43215-6101   Fax 614.469.3361